Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form F-4 of Grupo Televisa, S.A.B. of our report dated June 30, 2009 (except with respect to our opinion on the consolidated financial statements insofar as it relates to the retrospective application of SFAS 160, as to which the date is January 28, 2010) relating to the financial statements and the effectiveness of internal control over financial reporting of Grupo Televisa, S.A.B., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers, S.C.
/s/ PricewaterhouseCoopers, S.C.
C.P.C. José A. Salazar Tapia
Mexico D.F., Mexico
January 28, 2010